Exhibit 5.1

[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS, LLP]

September 25, 2009

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

RE:	Auxilium Pharmaceuticals, Inc., Registration Statement on Form S-3 (Registration No. 333-145710)

Ladies and Gentlemen:

We have acted as counsel to Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of up to 3,450,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated September 24, 2009, between the Company and Jefferies & Company, Inc., (ii) the filing by the Company of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) pursuant to which the Shares are registered under the Act, and (iii) the filing by the Company of the Prospectus Supplement relating to the proposed issuance and sale of the Shares, dated September 25, 2009 (the “Prospectus Supplement”), with the SEC pursuant to Rule 424(b) promulgated under the Act.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Underwriting Agreement and originals, or copies certified or otherwise identified to our satisfaction, of the Fifth Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company on or about the date hereof, which will be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS, LLP